Exhibit 5.1



                    [Letterhead of Silicon Valley Law Group]




October 6, 2003

Apollo Gold Corporation
4601 DTC Blvd., Suite 750
Denver, Colorado  80237

Re:  Form S-1 Registration Statement
     -------------------------------

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-1 filed by Apollo Gold Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on October 6, 2003 (such Registration Statement as amended from time to time is referred to herein as the "Registration Statement"). The Registration Statement relates to the registration of 7,311,975 common shares of the Company which may be offered for resale by certain parties listed therein (such shares are referred to herein as the "Shares.") We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and preparation for issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement.

                                          Very truly yours,

                                          SILICON VALLEY LAW GROUP



                                          By:  /s/ James C. Chapman
                                                   ----------------
                                                   James C. Chapman


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